Exhibit 99
Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude	Rob Litt
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612-303-8266
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces 2006 Third Quarter Results
MINNEAPOLIS – October 18, 2006 – Piper Jaffray Companies (NYSE: PJC) today announced net income from continuing operations of $9.5 million, or $0.50 per diluted share, for the quarter ended Sept. 30, 2006, down from $10.9 million, or $0.57 per diluted share in the year-ago period and up from $7.9 million, or $0.40 per diluted share in the second quarter of 2006.
For the quarter ended Sept. 30, 2006, net income including both continuing and discontinued operations was $186.6 million, which includes the gain from the sale of the company’s Private Client Services branch network that closed in Aug. 2006. Total net income was up from $15.1 million in the comparable quarter a year ago and $4.1 million in the quarter ending June 30, 2006. For the quarter ended Sept. 30, 2006, diluted earnings per share totaled $9.79, up from $0.79 in the same quarter last year and $0.21 in the sequential quarter.
For the first nine months of 2006, net income from continuing operations was $36.2 million, or $1.87 per diluted share, up from $13.2 million, or $0.70 per diluted share, for the year-ago period. Net revenues from continuing operations of $356.3 million year-to-date represent an 18 percent increase over the year-ago period, due to increases across all capital markets businesses.
“We are pleased with our third quarter financial results given the more challenging market conditions,” said Chairman and Chief Executive Officer Andrew S. Duff. “During the quarter we closed the sale of the Private Client Services branch network, paid off $180 million in subordinated debt and executed a $100 million accelerated share repurchase agreement. We continue to execute our growth strategy with investments in our business and the expansion of our international presence with the addition of locations in Madrid and Shanghai.”

Results of Continuing Operations
Net Revenues
For the third quarter of 2006, net revenues from continuing operations totaled $116.1 million, down 3 percent from $120.1 million for the third quarter of 2005 and up 10 percent compared to the second quarter of 2006.
Investment Banking
For the third quarter of 2006, total investment banking revenues were $72.1 million, down 2 percent, compared to the third quarter of 2005, and up 18 percent compared to the second quarter of 2006.
•	Equity financing revenues were $27.8 million, up 53 percent compared to the third quarter of 2005, resulting from higher convertibles revenues and higher average revenues per transaction on other equity financings. Compared to the second quarter of 2006, equity financing revenues increased 8 percent, as higher average revenues per transaction more than offset fewer completed equity financings.

•	Advisory services revenues were $25.4 million, down 36 percent compared to record revenues in the year-ago period. Compared to the second quarter of 2006, advisory services revenues increased 28 percent, mainly driven by higher average revenues per transaction.

•	Fixed income underwriting revenues were $18.9 million, up 20 percent and 21 percent compared to the year-ago period and the second quarter of 2006, respectively. The improvement in revenues compared to both periods primarily resulted from higher average public finance revenues per transaction.
Following is a recap of completed deal information for the third quarter of 2006:

•	17 equity financings raising a total of $1.9 billion in capital, and the company was bookrunner on 8 of the equity financings. Of the completed transactions, 12 were U.S. public offerings, placing the company 12th nationally, based on the number of completed transactions. (Source: Dealogic)

•	8 mergers and acquisitions transactions with an aggregate enterprise value of $1.2 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	111 tax-exempt issues with a total par value of $1.5 billion, ranking the company fourth nationally, based on the number of completed transactions. (Source: Thomson Financial)
Institutional Sales and Trading
For the quarter ended Sept. 2006, institutional sales and trading generated revenues of $43.3 million, down 10 percent from both the same quarter in 2005 and the second quarter of 2006. The main drivers of the declines compared to both periods were more challenging equity market conditions and lower revenues from interest rate products.
•	Equities sales and trading revenues were $28.6 million, down 12 percent from the year-ago period and down 9 percent compared to the second quarter of 2006. The declines compared to both periods were primarily driven by lower volumes. Partially offsetting the declines in the cash equities business were increased revenues from growth initiatives, specifically, algorithmic and program trading and convertibles.

•	Fixed income sales and trading revenues were $14.7 million, down 6 percent compared to the year-ago period and down 11 percent compared to the second quarter of 2006. The declines compared to both periods were attributable to lower revenues from interest rate products, which were partially offset by stronger revenues from high-yield and structured products.
Non-Interest Expenses
For the third quarter of 2006, compensation and benefits expense was $69.1 million, down 5 percent compared to the prior-year period, primarily attributable to decreased variable compensation driven by lower net revenues and profitability. Compared to the second quarter of 2006, compensation and benefits expense increased 14 percent, mainly due to higher variable compensation driven by higher net revenues and profitability and due to investments in personnel.
Non-compensation expenses were $32.0 million for the current quarter, essentially flat compared to the third quarter of 2005 and the second quarter of 2006.
For the three months ended Sept. 30, 2006, pre-tax operating margin from continuing operations was 13.0 percent, down from 13.2 percent for the year-ago period and up from 11.6 percent for the second quarter of 2006.
On Aug. 17, 2006, Piper Jaffray announced that it had entered into an accelerated share repurchase (ASR) agreement to repurchase $100 million of the company’s common stock. Piper Jaffray completed the ASR on Oct. 2, 2006, pursuant to which the company repurchased a total of approximately 1.6 million shares of common stock. The ASR is part of a previously announced repurchase program authorized by the company’s board of directors to repurchase up to $180 million of common shares commencing with the closing of the company’s sale of its Private Client Services branch network on Aug. 11, 2006 and ending on Dec. 31, 2007.
Results of Discontinued Operations
Discontinued operations include the operating results of the Private Client Services business, the gain on the sale of the Private Client Services branch network, and restructuring and transaction costs incurred in connection with the sale. The sale of the private client branch network to UBS AG closed on Aug. 11, 2006.
For the quarter ended Sept. 30, 2006, net income from discontinued operations was $177.1 million, or $9.29 per diluted share, up from $4.2 million, or $0.22 per diluted share, in the third quarter of 2005 and up from a loss of $3.8 million, or $0.19 per diluted share, in the second quarter of 2006.

Additional Shareholder Information

	As of September 30, 2006	As of June 30, 2006	As of September 30, 2005
Full time employees:	1,134	2,638	2,879
Shareholders’ equity:	$ 893 million	$ 807 million	$ 734 million
Annualized Return on Average Tangible Shareholders’ Equity[1]	NM	3.4%	14.8%
Book value per share:	$52.66	$43.51	$39.96
Tangible book value per share:	$38.90	$26.30	$22.51

NM-Not Meaningful

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006
Shareholders’ equity	$883,007	$729,848	$893,187
Deduct: Goodwill and identifiable intangible assets	276,434	320,834	233,434

Tangible shareholders’ equity	$606,572	$409,013	$659,753

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Thomas P. Schnettler, vice chairman and chief financial officer, will host a conference call to discuss third quarter 2006 financial results on Wednesday, October 18, 2006, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the company’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 7532300 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET on October 18, 2006 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.
About Piper Jaffray
Piper Jaffray Companies is a leading, international middle market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 24 offices across the United States and international locations in London, Madrid and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (NYSE: PJC) (http://www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the expected benefits of the sale of our Private Client Services branch network, including the growth of our Capital Markets business, increased profitability and shareholder returns, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (2) strategies with respect to the deployment of sale proceeds may take longer than anticipated to be realized or may not be achieved in their entirety or at all; (3) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (4) developments in specific sectors of the economy have in the past adversely affected, and may in the future adversely affect, our business and profitability, (5) we may not be able to compete successfully with other companies in the financial services industry who are often larger and better capitalized than we are, (6) we have experienced significant pricing pressure in areas of our business, which may impair our revenues and profitability, (7) our ability to attract, develop and retain highly skilled and productive employees is critical to the success of our business, (8) our underwriting and market-making activities may place our capital at risk, (9) the volume of anticipated investment banking transactions may differ from actual results, (10) an inability to readily divest or transfer trading positions may result in financial losses to our business, (11) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (12) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (13) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business and may not yield the benefits we expect, (14) our technology systems, including outsourced systems, are critical components of our operations, and failure of those systems or other aspects of our operations infrastructure may disrupt our business, cause financial loss and constrain our growth, (15) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (16) regulatory capital requirements may limit our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (17) our exposure to legal liability is significant, and could lead to substantial damages, (18) the business operations that we conduct outside of the United States subject us to unique risks, (19) we may suffer losses if our reputation is harmed, (20) our stock price may fluctuate as a result of several factors, including but not limited to changes in our revenues and operating results, (21) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (22) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2006 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)		For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	3Q06 vs.	3Q06 vs.	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2006	2006	2005	2Q06	3Q05	2006	2005	Inc/(Dec)
Revenues:

Investment banking	$72,107	$61,236	$73,407	17.8%	(1.8)%	$203,107	$169,909	19.5%
Institutional brokerage	34,964	40,898	42,476	(14.5)	(17.7)	122,136	121,699	0.4
Interest	16,663	13,521	11,357	23.2	46.7	44,728	32,015	39.7
Other income	863	(1,262)	949	N/M	(9.1)	12,131	2,403	404.8

Total revenues	124,597	114,393	128,189	8.9	(2.8)	382,102	326,026	17.2

Interest expense	8,490	9,143	8,064	(7.1)	5.3	25,786	23,332	10.5

Net revenues	116,107	105,250	120,125	10.3	(3.3)	356,316	302,694	17.7

Non-interest expenses:

Compensation and benefits	69,079	60,653	72,649	13.9	(4.9)	202,656	177,262	14.3
Occupancy and equipment	6,878	6,718	7,710	2.4	(10.8)	21,705	22,912	(5.3)
Communications	5,761	5,593	5,683	3.0	1.4	16,737	18,081	(7.4)
Floor brokerage and clearance	3,759	3,373	3,887	11.4	(3.3)	9,807	11,336	(13.5)
Marketing and business development	5,887	6,122	4,827	(3.8)	22.0	17,188	15,793	8.8
Outside services	6,344	6,836	5,237	(7.2)	21.1	19,472	16,911	15.1
Cash award program	512	886	1,004	(42.2)	(49.0)	2,673	3,201	(16.5)
Restructuring-related expense	—	—	—	N/M	N/M	—	8,595	N/M
Other operating expenses	2,838	2,910	3,319	(2.5)	(14.5)	10,185	9,516	7.0

Total non-interest expenses	101,058	93,091	104,316	8.6	(3.1)	300,423	283,607	5.9

Income from continuing operations before income tax expense	15,049	12,159	15,809	23.8	(4.8)	55,893	19,087	192.8

Income tax expense	5,521	4,230	4,871	30.5	13.3	19,730	5,854	237.0

Net income from continuing operations	9,528	7,929	10,938	20.2	(12.9)	36,163	13,233	173.3

Discontinued operations:
Income/(loss) from discontinued operations, net of tax	177,085	(3,792)	4,210	N/M	4106.3	178,444	10,487	1,601.6

Net Income	$186,613	$4,137	$15,148	4410.8%	1131.9%	$214,607	$23,720	804.8%

Earnings per basic common share
Income from continuing operations	$0.53	$0.43	$0.58	23.3%	(8.6)%	$1.97	$0.70	181.4%
Income/(loss) from discontinued operations	9.82	(0.20)	0.22	N/M	4363.6%	9.73	0.56	1637.5%

Earnings per basic common share	$10.35	$0.22	$0.80	4,604.6%	1193.8%	$11.70	$1.26	828.6%

Earnings per diluted common share
Income from continuing operations	$0.50	$0.40	$0.57	25.0%	(12.3)%	$1.87	$0.70	167.1%
Income/(loss) from discontinued operations	9.29	(0.19)	0.22	N/M	4,122.7%	9.25	0.55	1581.8%

Earnings per diluted common share	$9.79	$0.21	$0.79	4,561.9%	1,139.2%	$11.12	$1.25	789.6%

Weighted average number of common shares
Basic	18,031	18,556	18,841	(2.8)%	(4.3)%	18,348	18,814	(2.5)%
Diluted	19,071	19,669	19,107	(3.0)%	(0.2)%	19,294	19,007	1.5%
N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Revenue From Continuing Operations (Detail)

	For the Three Months Ended			Percent Inc/(Dec)		For the Nine Months Ended
	September 30,	June 30,	September 30,	3Q06 vs.	3Q06 vs.	September 30,	September 30,	Percent
(Dollars in thousands)	2006	2006	2005	2Q06	3Q05	2006	2005	Inc/(Dec)
Institutional sales and trading
Fixed income	$14,723	$16,621	$15,616	(11.4)%	(5.7)%	$53,959	$47,275	14.1%
Equities	28,591	31,530	32,455	(9.3)	(11.9)	92,880	89,322	4.0

Total institutional sales and trading	43,314	48,151	$48,071	(10.0)	(9.9)	146,839	136,597	7.5

Investment banking
Underwriting
Fixed income	18,920	15,675	15,809	20.7	19.7	50,347	47,199	6.7
Equities	27,792	25,648	18,166	8.4	53.0	83,483	55,464	50.5
Advisory services	25,395	19,913	39,432	27.5	(35.6)	69,277	67,246	3.0

Total investment banking	72,107	61,236	73,407	17.8	(1.8)	203,107	169,909	19.5

Other income	686	(4,137)	(1,353)	N/M	N/M	6,370	(3,812)	N/M

Net revenues	$116,107	$105,250	$120,125	10.3%	(3.3)%	$356,316	$302,694	17.7%

N/M — Not meaningful